As filed with the Securities and Exchange Commission on April 15, 2003. Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________

STEWART ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation or organization)	72-0693290 (I.R.S. Employer Identification No.)

110 Veterans Memorial Boulevard, Metairie, Louisiana 70005 (Address, including zip code, of Principal Executive Offices)

Stewart Enterprises, Inc. 2003 Employee Stock Purchase Plan
(Full title of the plan)

William E. Rowe
President, Chief Executive Officer, and
Director
Stewart Enterprises, Inc.
110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
(504) 837-5880
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Margaret F. Murphy
Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.
201 St. Charles Avenue
New Orleans, Louisiana 70170-5100

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, (no par value per share) Preferred Stock Purchase Rights	1,000,000 Shares 1,000,000 Rights	$2.745(2) (3)	$2,745,000(2) (3)	$222.07(2) (3)

(1) Upon a future stock split, stock dividend or similar transaction involving Common Stock of the Company and during the effectiveness of this Registration Statement, the number of securities registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, based on the average of the high and low price per share of the Class A Common Stock on the Nasdaq National Market on April 10, 2003.

(3) Preferred Stock Purchase Rights are attached to and trade with the Class A Common Stock of the Company. The value attributable to such rights, if any, is reflected in the market price of such Class A Common Stock.  Because no separate consideration is paid for such rights, the registration fee for such securities is included in the fee for such Class A Common Stock.

PART I

Not Applicable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

            The following documents, which have been filed by Stewart Enterprises, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

            (a)        The Company’s latest annual report on Form 10-K;

            (b)        All other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report referred to in (a);

            (c)        The description of the Common Stock in Item 1 of the Company’s Registration Statement on Form 8-A dated September 5, 1991, incorporated by reference from pages 37 through 39 of the Company’s Registration Statement on Form S-1, Registration No. 33-42336, and any amendment or report filed for the purpose of updating such description.

            (d)        The description of the Preferred Stock Purchase Rights of the Company included in the Registration Statement on Form 8-A of the Company filed on November 4, 1999 under the Exchange Act relating to the Preferred Stock Purchase Rights of the Company, and any amendment or report filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

            Not applicable.

Item 5.         Interests of Named Experts and Counsel.

            Not applicable.

Item 6.         Indemnification of Directors and Officers.

            Section 83 of the Louisiana Business Corporation Law gives Louisiana corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers; gives a director or officer who successfully defends an action the right to be so indemnified, subject to specific conditions and exclusions; and authorizes Louisiana corporations to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, authorization of shareholders or otherwise.

            Our By-laws make mandatory the indemnification of directors and officers permitted by the Louisiana Business Corporation Law. The standard to be applied in evaluating any claim for indemnification (excluding claims for expenses incurred in connection with the successful defense of any proceeding or matter therein for which indemnification is mandatory without reference to any such standard) is whether the claimant acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the standard is that the claimant had no reasonable cause to believe the conduct was unlawful. No indemnification is permitted in respect of any claim, issue or matter as to which a director or officer shall have been adjudged by a court of competent jurisdiction to be liable for willful or intentional misconduct or to have obtained an improper personal benefit, unless, and only to the extent that the court shall determine upon application that, in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

            We have in effect a directors’ and officers’ liability insurance policy that provides for indemnification of our officers and directors against losses arising from claims asserted against them in their capacities as officers and directors, subject to limitations and conditions set forth in such policy.

            We have entered into indemnity agreements with each of our directors and executive officers, pursuant to which we have agreed under certain circumstances to purchase and maintain directors’ and officers’ liability insurance, unless such insurance is not reasonably available or, in the reasonable judgment of the Board of Directors, there is insufficient benefit to us from such insurance. The agreements also provide that we will indemnify each director and executive officer against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving him by reason of his position as director or officer that are in excess of the coverage provided by any such insurance, provided that he meets certain standards of conduct.

Item 7.         Exemption From Registration Claimed.

            Not applicable.

Item 8.         Exhibits.

5	Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. (included in Exhibit 5)

Item 9.                Undertakings.

(a)         The undersigned registrant hereby undertakes:

             (1)         To file, during any period in which offers or sales are being made and to the extent required by the Securities Act of 1933 and the rules and regulations promulgated thereunder, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment filed for such purposes shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Metairie, State of Louisiana, on March 26, 2003.

STEWART ENTERPRISES, INC.

By:	/s/ William E. Rowe
William E. Rowe President, Chief Executive Officer and Director

POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints William E. Rowe and Kenneth C. Budde, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Frank B. Stewart, Jr.	Chairman of the Board	March 26, 2003
Frank B. Stewart, Jr.
/s/ William E. Rowe	President, Chief Executive Officer and Director (Principal Executive Officer)	March 26, 2003
William E. Rowe
/s/ Brian J. Marlowe	Executive Vice President, Chief Operating Officer and Director	March 26, 2003
Brian J. Marlowe
/s/ Kenneth C. Budde	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)	March 26, 2003
Kenneth C. Budde
/s/ Michael G. Hymel	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	March 26, 2003
Michael G. Hymel
/s/ Leslie R. Jacobs	Director	March 26, 2003
Leslie R. Jacobs
/s/ John P. Laborde	Director	March 26, 2003
John P. Laborde
/s/ Alden J. McDonald, Jr.	Director	March 26, 2003
Alden J. McDonald, Jr.
/s/ James W. McFarland	Director	March 26, 2003
James W. McFarland
/s/ Michael O. Read	Director	March 26, 2003
Michael O. Read